UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment ____)*


                           Provident New York Bancorp
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                    -----------------------------------------
                         (Title of Class of Securities)

                                   74383A 10 9
                                 --------------
                                 (CUSIP Number)

                                December 31, 2006
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[x]                Rule 13d-1(b)

[]                 Rule 13d-1(c)

[]                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 74383A 10 9                                          Page 2 of 5 Pages


================================================================================
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                    Provident Bank
                    Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      ____x_____

--------------------------------------------------------------------------------

3        SEC Use Only

--------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    New York
--------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
      Beneficially
     Owned by Each
    Reporting Person                0
         With:
--------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      2,181,374
--------------------------------------------------------------------------------

                          7     Sole Dispositive Power

                                      2,181,374
--------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    2,181,374
--------------------------------------------------------------------------------

10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
         Instructions)
--------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row (9)

         5.11% of 42,716,253 shares of Common Stock outstanding as of December
         31, 2006.
--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO.  74383A 10 9                                         Page 3 of 5 Pages

Item 1
         (a)      Name of Issuer

                  Provident New York Bancorp

         (b)      Address of Issuer's Principal Executive Offices

                  400 Rella Boulevard
                  Montebello, New York 10901

Item 2
         (a)      Name of Person Filing

                  Provident Bank Employee Stock Ownership Plan Trust
                  Trustee: GreatBanc Trust Company

          (b)     Address of Principal Business Office

                  1301 W. 22nd Street, Suite 800
                  Oak Brook, Illinois 60523

         (c)      Citizenship or Place of Organization

                  New York

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  74383A 10 9

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                        (f) [x] An employee  benefit  plan or endowment fund  in
                  accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 2,181,374.
                  (b) Percent of class: 5.11%.

CUSIP NO. 74383A 10 9                                          Page 4 of 5 Pages

                  (c) Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote: 0.
                     (ii)  Shared power to vote or to direct the vote:2,181,374.
                     (iii) Sole power to dispose or to direct the disposition
                           of: 2,181,374.
                     (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                           The  reporting  person  is  an  employee benefit plan
                  subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9.           Notice of  Dissolution of Group

                  Not applicable

Item 10. Certification

                         By  signing  below I  certify  that,  to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.  74383A 10 9                                         Page 5 of 5 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 9, 2007                   PROVIDENT BANK
                                         EMPLOYEE STOCK
                                         OWNERSHIP PLAN TRUST

                                         By: GreatBanc Trust Company, as Trustee



                                         /s/ Patrick J. De Craene
                                         Name: Patrick J. De Craene
                                         Title:  Vice President